Exhibit 3.36

Control No: 07022844
Date Filed: 03/15/2007 12:58 PM
Karen C Handel
Secretary of State
March 15, 2007
ARTICLES OF ORGANIZATION
FOR GEORGIA LIMITED LIABILITY COMPANY
The name of the Limited Liability Company is:
Aurora Georgia, LLC
Filer name, address and phone number:
Jan R. Ezell
Alston & Bird LLP , 1201 West Peachtree Street
Atlanta, GA 30309-3424
(404) 881-7442
The principal mailing address of the Limited Liability Company is:
11360 North Jog Road, Suite 103
Palm Beach Gardens, FL 33418
The Registered Agent is:
C T CORPORATION SYSTEM
1201 PEACHTREE STREET, N.E.
ATLANTA, GA 30361
County: FULTON
The name and address of each organizer(s) are:
Perry D. Smith
Alston & Bird LLP , 1201 West
Peachtree Street
Atlanta, GA 30309-3424
The optional provisions are:
Management of the Limited Liabilty Company will be vested in its members.
IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on the date set forth below.

Signature(s):	Date:
Organizer, Perry D. Smith	March 15, 2007